Exhibit 5.1

Powell, Goldstein, Frazer & Murphy LLP
191 Peachtree Street, 16th Floor
Atlanta, Georgia 30303

November 4, 2002

Level 8 Systems, Inc.
8000 Regency Parkway
Cary, North Carolina 27511

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Level 8 Systems, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of this Registration Statement on Form S-3 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), on the date hereof. The Registration Statement relates to the offering of up to 12,265,149 shares of common stock (the “Registered Shares”), $.001 par value (the “Common Stock”), of the Company to be sold from time to time by certain stockholders identified in the related prospectus (the “Selling Stockholders”). The Registered Shares are issuable upon conversion of certain shares of convertible preferred stock and warrants issued in transactions exempt from registration under the Act.

In our capacity as Company’s counsel, we have examined the Registration Statement and the related prospectus, and originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments of the Company relating to the authorization and issuance of the Registered Shares and such other matters as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In conducting our examination, we have assumed without independent investigation or inquiry, the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or reproduced copies, the authenticity of the originals of such documents, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. The opinions set forth herein are limited to General Corporation Law of the State of Delaware, the Delaware constitution and the judicial decisions interpreting those laws, and the federal laws of the United States of America.

Based upon the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth herein, we are of the opinion that when the Registered Shares are issued upon conversion of the convertible preferred stock and exercise of the warrants in accordance with their respective terms, including the payment of any required additional consideration, such shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus which is a part of the Registration Statement.

Very truly yours,

/s/    POWELL, GOLDSTEIN, FRAZER & MURPHY LLP